Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Inverness Medical Innovations, Inc. for the offering to exchange up to $100,000,000 aggregate principal amount of our new 7.875% Senior Notes due 2016, which have been registered under the Securities Act of 1933 for any and all of our outstanding unregistered 7.875% Senior Notes due 2016 that we issued on September 28, 2009 and to the incorporation by reference therein of our report dated February 23, 2007, with respect to the consolidated financial statements of Biosite Incorporated, originally included in its Annual Report (Form 10-K) for the year ended December 31, 2006, and incorporated by reference in the Current Report on Form 8-K of Inverness Medical Innovations, Inc., dated June 26, 2007, filed with the Securities and Exchange Commission on July 2, 2007, and as amended on July 20, 2007.

/s/  Ernst & Young LLP

San Diego, California
February 12, 2010